Exhibit 99.1

Dear Investor:

We recently announced the news that we are planning to become a publicly traded company. We’re not there yet, but in this part of the process, we are required to share a legal notice with you regarding changes to your Advisory Agreement. Please carefully read the details below.

Remember, this does not impact your Acorns app or account. If you have any other questions, please don’t hesitate to contact customer support

From acorns, mighty oaks do grow.

Grow your oak!

Your Acorns Team

Notice Regarding Your Advisory Agreement

Acorns Advisers, LLC (“Acorns Advisers”), an investment advisor registered with the Securities and Exchange Commission and a wholly-owned subsidiary of Acorns Grow Incorporated (“Acorns”), provides investment advisory services to you under the terms of your Program Agreement with Acorns, which includes the Advisory Agreement.

On May 26, 2021, Acorns entered into an agreement pursuant to which Acorns will be merged with and into a direct, wholly-owned subsidiary of Pioneer Merger Corp. (“Pioneer”), a publicly traded company, and as a result will be the surviving entity and a wholly-owned subsidiary of Pioneer (the “Transaction”). When we complete this Transaction, Pioneer expects to rename itself Acorns Holdings, Inc. and expects its shares to be listed on the Nasdaq under the ticker OAKS. We anticipate this will occur by January 15, 2022, but it may be completed before or after such date.

The Transaction will result in a deemed “assignment” of your Advisory Agreement (the “Assignment”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), because there will be an indirect “change of control” of Acorns Advisers. While we don’t expect there to be any changes to the Advisory Agreement or our services to you as a result of the Transaction, in accordance with the provisions of your Advisory Agreement and the Advisers Act, we are required to seek your consent to the Assignment.

You do not need to take any action to give us your consent to the Assignment and to continue receiving the investment advisory services provided by Acorns Advisers.

If you do not wish to consent to the Assignment, you will need to cancel your Acorns subscription and close your accounts with us before August 13, which is 60 days from the date we sent this email to you. If you do not cancel your Acorns subscription and close your account with us, you will be deemed to have provided your consent to the Assignment if you continue your investment advisory relationship with Acorns Advisers, including maintaining any subscription plan with Acorns, after August 13. In the event we do not complete the Transaction with Pioneer, we will notify you and the contents of this communication will become null and void.

To learn more, view our Investor Relations page, or contact customer support if you have any other questions about this notice.